FOR IMMEDIATE RELEASE	CONTACT:	Christine Parker Communications Specialist (248) 631-5438 christineparker@trimascorp.com

TRIMAS CORPORATION ADDS TWO NEW MEMBERS TO BOARD OF DIRECTORS

BLOOMFIELD HILLS, Michigan, September 17, 2013 - TriMas Corporation (NASDAQ: TRS) - a diversified global manufacturer of engineered and applied products - announced today that its board of directors has elected two new members, providing additional operational and international experience.

Nancy Gougarty, president and chief operating officer of Westport Innovations, and Nick Stanage, president and chief executive officer of Hexcel Corporation, will join TriMas Corporation's Board of Directors, effective November 1. Both Nancy and Nick will serve as members of the Audit, Compensation, and Governance and Nominating Committees.

“Nancy and Nick bring with them tremendous experience and direction,” said Sam Valenti III, chairman of TriMas' Board of Directors. “I am anxious to work with them and am confident they will both make valuable contributions to TriMas.”

“We are extremely pleased Nancy and Nick are joining our board to help us further our strategic aspirations,” said Dave Wathen, TriMas president and chief executive officer. “Both are strong leaders and we look forward to benefiting from their insights and experiences.”

Nancy, with extensive experience in international business, serves Westport Innovations as its president and chief operating officer, after resigning her position on the company's Board of Directors. She joined the company in early 2013. From 2008 to 2012, she served as the vice president for TRW Automotive Corporation for Asia-Pacific, with responsibility for profit and loss. TRW sales for Asia-Pacific were reported at $2.3 billion in 2011. Her previous positions at TRW included vice president of product planning, business planning and business development. Nancy has held additional leadership positions in the automotive sector, including managing director for a General Motors' joint venture in Shanghai, director for Delphi Packard Asia Pacific, global account director for General Motors, and vice president for Delphi Automotive Systems, Japan and Korea.

Nancy earned a bachelor's degree in Industrial Management from the University of Cincinnati and an MBA from Case Western Reserve University.

Nick joined Hexcel in 2009 as president and was appointed chief operating officer in 2012, and in 2013, was appointed president and chief executive officer. Prior to joining Hexcel, he served as president of the $3.7 billion Heavy Vehicle Products business of Dana Holding Corporation. From 1986 to August 2005, Nick held positions of increasing responsibility in engineering, operations, and marketing with Honeywell Inc. (formerly AlliedSignal Inc.), including vice president of Integrated Supply Chain & Technology for the $1.0 billion Consumer Products Group and finally, vice president and general manager of the Aerospace Group's $1.4 billion Engine Systems & Accessories Division.

Nick holds a bachelor's degree in Mechanical Engineering from Western Michigan University and an MBA from Notre Dame.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 5,500 employees at more than 60 facilities in 17 countries. For more information, visit www.trimascorp.com.

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